EXHIBIT 12

                             DENBURY RESOURCES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES






                                                                          YEAR ENDED DECEMBER 31,
                                   THREE MONTHS ENDED  ----------------------------------------------------------------------
                                     MARCH 31, 2003        2002            2001        2000         1999          1998
                                   ------------------  ----------------------------------------------------------------------
EARNINGS:
Pretax income (loss) from continuing
    operations........................    $ 27,538      $ 70,315       $  81,374     $ 74,933      $  4,614    $(302,765)
Equity on earnings of affiliates......         (16)          (55)             --           --            --           --
Fixed charges.........................       6,603        27,408          22,896       15,712        16,186       17,763
                                          --------      --------       ---------     --------      --------    ---------
    EARNINGS (LOSSES).................    $ 34,125      $ 97,668       $ 104,270     $ 90,645      $ 20,800    $(285,002)
                                          --------      --------       ---------     --------      --------    ---------
FIXED CHARGES:
Interest expense......................     $ 6,461      $ 26,833       $  22,335     $ 15,255      $ 15,795    $  17,534
Interest component of rent expense....         142           575             561          457           391          229
                                          --------      --------       ---------     --------      --------    ---------
    FIXED CHARGES.....................     $ 6,603      $ 27,408       $  22,896     $ 15,712      $ 16,186    $  17,763
                                          --------      --------       ---------     --------      --------    ---------
RATIO OF EARNINGS TO FIXED CHARGES            5.2X          3.6X            4.6X         5.8X          1.3X        (a)
                                          ========      ========       =========     ========      ========    =========


(a) Earnings were insufficient to cover fixed charges by $285 million. The deficiency was primarily due to a $280 million writedown of the full cost pool as a result of low oil prices during 1998.